Exhibit 99.1
Financial News Release

Contacts: Lawrence D. Firestone Advanced Energy Industries, Inc. 970.407.6570 lawrence.firestone@aei.com	Annie Leschin/Vanessa Lehr Advanced Energy Industries, Inc. 970.407.6555 ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
Fort Collins, Colo., February 23, 2009 — Advanced Energy Industries, Inc. (Nasdaq GM: AEIS) today announced financial results for the fourth quarter and year ended December 31, 2008. Sales for the fourth quarter of 2008 were $67.5 million, representing a 19.5% decline from $83.8 million in the same quarter a year ago and a 20.1% decline from $84.5 million in the third quarter of 2008. The weak economy affected all of our markets, led by semiconductor equipment, which experienced a revenue decrease of 20.2% sequentially. Our book to bill ratio for the quarter was 0.7:1.
Sales to our non-semiconductor markets represented 48.3% of total sales for the quarter, driven by continued strength from the solar market, which represented 23.6% of total sales. Service revenues were 18.4% of total sales, down 20.5% sequentially, primarily due to softness in the semiconductor market, where the majority of our installed base resides.
Gross margin for the fourth quarter was 27.2%, down from 39.1% in the fourth quarter of 2007, and 41.7% in the third quarter of 2008. Margins were lower due to a $5.1 million charge to cost of goods sold for excess and obsolete inventory, which impacted gross margin by 7.6%, as well as lower revenues and the resulting lower absorption of manufacturing overhead.
We reduced operating expenses 15.7% sequentially in the quarter, as we implemented additional cost reduction measures including discretionary spending controls, global shutdown weeks during the holiday season and workforce reductions.

During the fourth quarter of 2008, we also recorded a non-cash charge of $18.0 million, or $0.43 per share, for income taxes related to a valuation allowance against our deferred tax assets. This resulted in a net loss for the fourth quarter of 2008 of $19.0 million, or $0.45 per diluted share, compared to net income of $4.2 million, or $0.09 per diluted share, in the fourth quarter of 2007. Net income also decreased sequentially from $5.4 million, or $0.13 per diluted share, in the third quarter of 2008.
For the full year 2008, sales were $328.9 million, a 14.5% decrease from $384.7 million in 2007. The primary driver of the reduction in sales was a 39.0% drop in revenues to the semiconductor equipment market, partially offset by a 118.7% increase in revenues to the solar market. Net loss from continuing operations for 2008 was $1.8 million, or $0.04 per diluted share, compared to net income of $34.4 million, or $0.75 per diluted share, in 2007. During 2008, we generated $24.7 million in cash from operations to end the year with $180.1 million in cash, cash equivalents and investments, including auction rate securities of $30.4 million.
“In 2008, non-semiconductor revenue grew faster and became a larger part of total revenue. In an otherwise difficult environment during the year, our strategy of targeting a diverse group of markets for our leading power conversion technology proved to be effective,” said Hans Betz, president and CEO. “Though overall revenues declined year-over-year, we doubled our solar revenue, grew our services business and introduced successful new products such as the Solaron® 500KW inverter, while maintaining a healthy balance sheet with a strong cash position. As the year ended with extremely challenging economic conditions across all industries and very limited visibility, we took quick, decisive action to implement major cost reductions.
Going forward, we continue to see a weak economic outlook that may persist for some time. We will take additional cost reduction measures in the future as needed to drive our breakeven point even lower and address further deterioration in our markets. We remain focused on our core market and technology initiatives to ensure Advanced Energy is well positioned to take market share during the downturn and is poised for tremendous leverage when our markets recover.”
First Quarter 2009 Guidance
The Company anticipates first quarter 2009 results to be within the following ranges:
•	Sales of $30.0 million to $36.0 million

•	Loss per share of $0.46 to $0.53

Fourth Quarter 2008 Conference Call
Management will host a conference call today, Monday, February 23, 2009 at 5:00 pm Eastern Standard Time to discuss Advanced Energy’s financial results. Domestic callers may access this conference call by dialing 888-713-4717. International callers may access the call by dialing 816-650-2836. Participants will need to provide a conference passcode 85170369. For a replay of this teleconference, please call 800-642-1687 or 706-645-9291, and enter the passcode 85170369. The replay will be available through 12:00 a.m. Eastern Standard Time, February 25, 2009. A webcast will also be available on the Investor Relations webpage at http://ir.advanced-energy.com.
About Advanced Energy
Advanced Energy® is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
The Company’s expectations with respect to financial results for the first quarter ended March 31, 2009 are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the effects of global macroeconomic conditions upon demand for our products, the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Sales	$67,525	$83,836	$328,918	$384,699
Cost of sales	49,128	51,017	204,136	221,890

Gross profit	18,397	32,819	124,782	162,809

Operating expenses:
Research and development	13,424	12,510	54,952	50,393
Selling, general and administrative	9,513	16,075	52,273	62,179
Amortization of intangible assets	257	218	946	1,010
Restructuring charges	1,898	(219)	3,487	3,287

Total operating expenses	25,092	28,584	111,658	116,869

Income (loss) from operations	(6,695)	4,235	13,124	45,940

Other income, net	553	1,443	2,883	4,810

Income (loss) from continuing operations before income taxes	(6,142)	5,678	16,007	50,750
Provision for income taxes	12,835	1,512	17,786	16,389

Net income (loss)	$(18,977)	$4,166	$(1,779)	$34,361

Basic earnings (loss) per share	$(0.45)	$0.09	$(0.04)	$0.76

Diluted earnings (loss) per share	$(0.45)	$0.09	$(0.04)	$0.75

Basic weighted-average common shares outstanding	41,832	45,274	42,537	45,156

Diluted weighted-average common shares outstanding	41,832	45,758	42,537	45,704

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$116,448	$94,588
Marketable securities	33,266	110,676
Accounts receivable, net	56,549	61,545
Inventories, net	46,659	50,532
Deferred income taxes	13,253	23,696
Other current assets	5,324	6,932

Total current assets	271,499	347,969

Property and equipment, net	31,322	30,912

Long-term investments	30,401	1,483
Deposits and other	7,505	5,562
Goodwill and intangibles, net	72,918	67,768
Customer service equipment, net	23	1,236
Deferred income tax assets, net	6,969	4,098

Total assets	$420,637	$459,028

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,005	$12,424
Other accrued expenses	23,928	29,590

Total current liabilities	31,933	42,014

Long-term liabilities	12,155	9,953

Total liabilities	44,088	51,967

Stockholders’ equity	376,549	407,061

Total liabilities and stockholders’ equity	$420,637	$459,028